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Access Plans, Inc.

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Access Pans, Inc.
900 36th Avenue, NW, Suite 105
Norman, Oklahoma 73072
RE: Notice of Action by Written Consent of Shareholders to be Effective August 30, 2010.
Dear Shareholder:
We are notifying you and our other shareholders of record on July 13, 2010 that shareholders owning 11,802,806 shares of our common stock representing 59.7% of our outstanding Common Stock on August 30, 2010 (but not earlier than the 21st business day following distribution of this information statement to the shareholders) will execute a written consent in lieu of an annual meeting approving:
1.	The election of seven members to our Board of Directors, to hold office until their successors are duly elected and qualified at the annual meeting of our shareholders to be held in 2011 or until the earlier of their death, resignation, or removal;
2.	The ratification of Eide Bailly LLP as our independent registered public accounting firm for fiscal 2010.
Under the corporate laws of Oklahoma and our bylaws, shareholder action may be taken by written consent without a meeting of shareholders. The written consent of the holders of a majority of our outstanding common stock is sufficient under the Oklahoma General Corporation Act and our articles of incorporation and bylaws to approve the actions described above. Accordingly, the actions described above will not be submitted to you and our other shareholders for a vote. This letter is the notice required by Section 18 Okla.St.Ann. § 1073 of the Oklahoma General Corporation Act.
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.
An information statement containing a detailed description of the matters approved and adopted by written consent in lieu of an annual meeting of shareholders accompanies this notice. You are urged to read the information statement in its entirety for a description of the actions to be taken by the holders of a majority of our outstanding common stock shares. We mailed this notice and the accompanying information statement to you and our other shareholders on or about July 20, 2010.

By order of the Board of Directors,

BRADLEY DENISON
Secretary
Norman, Oklahoma
July 14, 2010

Access Plans, Inc.
900 36th Avenue, NW, Suite 105
Norman, Oklahoma 73072
(405) 579-8525
INFORMATION STATEMENT
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY
We are sending you this information statement to inform you of the actions to be taken by the holders of a majority of our outstanding common stock by written consent in lieu of our 2010 annual meeting of shareholders.
What actions are to be taken by the written consent in lieu of an annual meeting?
The holders of a majority of our outstanding common stock executed a written consent:
1.	The election of a Board of Directors consisting of seven members, to hold office until their successors are duly elected and qualified at the annual meeting of our shareholders to be held in 2011 or until the earlier of their death, resignation, or removal;
2.	The ratification of Eide Bailly LLP as our independent registered public accounting firm for fiscal year ending September 30, 2010.
How many shares were voted for the actions?
The approval and adoption of each of the actions taken by written consent in lieu of an annual meeting requires the consent of the holders of a majority of the shares of our outstanding common stock. We had 19,777,304 outstanding shares of our common stock on the record date. Each share of our common stock is entitled to one vote. The seven holders of 11,802,806 shares of our common stock, representing 59.7% of our outstanding common stock shares entitled to vote on the record date, will execute a written consent in lieu of an annual meeting that will be effective on or following August 30, 2010. Under the Oklahoma General Corporation Act and our bylaws, shareholder action may be taken by written consent without a meeting of shareholders. The written consent of the holders of a majority of our outstanding common stock will be sufficient under the Oklahoma General Corporation Act and our articles of incorporation and bylaws to approve the actions described above. As a result, all actions described in this information statement will be effected on August 30, 2010, (but not earlier than the 21st business day following distribution of this information statement to our shareholders) without any further action or vote by shareholders.
Action 1 — Election of Directors
Our Bylaws provide that the Board of Directors consists of that number of members as the Board of Directors may from time to time determine by resolution or election, but not less than five and not more than seven. Our Board of Directors currently consists of seven members.

The holders of 11,802,806 shares of our common stock, representing 59.7% of the shares of our common stock entitled to vote on the record date, will execute a written consent in lieu of an annual meeting electing seven directors to serve on our board of directors. That consent and the election of directors will be effective on or following August 30, 2010, (but not earlier than the 21st business day following distribution of this information statement to our shareholders). The directors will serve for a one year term or until their successors are duly elected and qualified at the annual meeting of our shareholders to be held in 2011 or until the earlier of their death, resignation, or removal. The following is a brief description of the background and business experience of each of the nominee directors, Messrs. Wright, Wimberley, Gerdes, Simonelli, Kidd, Hill and Cleveland, to be elected to serve on our Board of Directors:

Danny C. Wright	Mr. Wright (age 59) has served as our Chairman of the Board of Directors and Chief Executive Officer since March 2007 and has served as Chief Executive Officer of our subsidiary, Benefit Marketing Solutions, since January 2003. From 2000 to 2003, Mr. Wright was a principal of Club Source Group (CSG). CSG was the largest independent representative of Foresight, Inc. products and was sold in 1999. In 1989, Mr. Wright co-founded and served as President of Foresight, Inc. until the company sold in December 1999. Mr. Wright led Foresight’s growth from start-up to one of the leading membership plan providers in the rental purchase industry and serving two-thirds of the industry’s locations. Prior to Foresight, Mr. Wright managed warranty terms administration and add-on programs for a regional home and auto retail chain and served in various positions for two insurance carriers.

Brett Wimberley	Mr. Wimberley (age 47) has served as one of our Directors and as President since May 2007, and Chief Financial Officer since February 11, 2010 and Chief Operating Officer of our subsidiary Benefit Marketing Solutions (BMS) since February 2002. Mr. Wimberley has been President of Southwest Brokers, Inc., a real estate investment company, since February 1987. Mr. Wimberley served as President of Universal Marketing Services from October 1996 to December 2000 and Foresight, Inc. from December 1999 to December 2000. From January 1990 to September 1996, Mr. Wimberley served in various sales positions for United Bank Services, last as Senior Vice President. Mr. Wimberley holds a BBA and MBA from the University of Oklahoma.

Larry G. Gerdes	Mr. Gerdes (age 61) has served as one of our Directors since February 1, 2001. Mr. Gerdes has served as the Chief Executive Officer of Transcend Services, Inc. since May 1993 and as Chairman of the Board since 1995. In addition, he served as President of Transcend Services, Inc. from May 1993 to September 2009. From 1991 to 1993, Mr. Gerdes was a private investor. Mr. Gerdes serves on the board of Transcend Services, Inc. (TRCR) and CME Group (CME). For the five years prior to 1991, Mr. Gerdes held various executive positions with HBO & Company, including Chief Financial Officer and Executive Vice President.

John Simonelli	Mr. Simonelli (age 64) has served as one of our Directors since May 12, 2008. Mr. Simonelli served as Chairman of the Board and Chief Executive Officer of Graymark Healthcare, Inc. (GRMK) from February 3, 2005 until July 23, 2008 and served as its President and Chief Operating Officer from August 18, 2003 to February 3, 2005. Mr. Simonelli is an independent business consultant who has extensive experience in the planning, development, and funding of emerging growth companies. He served as a director of Access Plans USA, Inc. (formerly Precis, Inc.) from December 2000 until July 2001. Access Plans USA, Inc. is a publicly-held company primarily engaged in the providing of healthcare savings to the self-insured. From March 1994 until July 1999, Mr. Simonelli was employed by Laboratory Specialists of America, Inc. and served as Chairman of the Board, Chief Executive Officer and Secretary, and a Director until December 7, 1998. Laboratory Specialists of America, Inc. was engaged in forensic drug testing and was formerly publicly-held until acquired by The Kroll-O’Gara Company by merger. Mr. Simonelli served as a Director, Chief Executive Officer and Secretary of Vantage Capital Resources, Inc. from March 1996 until its merger with The Vialink Company (formerly Applied Intelligence Group, Inc.) and thereafter served as a Director and Vice President of The Vialink Company until October 14, 1996. He served as Chairman of the Board and Chief Executive Officer of MBf USA, Inc. (formerly American Drug Screens, Inc.), a publicly-held company engaged in the medical products and services industry, from February 1988 through June 1992. He served as Chief Executive Officer of Unico, Inc. (formerly CMS Advertising, Inc.), a publicly-held company engaged in the franchising of cooperative direct mail advertising businesses, from June 1986 to June 1988. From July 1981 through June 1985, he served in various capacities, including President and Director, with Moto Photo, Inc., a publicly-held company engaged in the business of franchising one-hour, photo development laboratories. Mr. Simonelli served as President and Chief Executive Officer from May 1985 until November 1985, and a Director, from May 1985 through 1988, of TM Communications, Inc. (formerly Video Image, Inc. and TM Century, Inc.), a publicly-held company engaged in radio broadcasting and corporate communications.

Mark R. Kidd	Mr. Kidd (age 43) has served as one of our Directors since May 12, 2008. Mr. Kidd served as Chief Financial Officer and Secretary for Graymark Healthcare, Inc. (GRMK) from August 18, 2003 until July 23, 2008. Mr. Kidd has over 20 years experience in finance and accounting. Mr. Kidd is also Chief Operations Officer of C&L Supply, Inc., a privately-held wholesale distribution company which serves customers in seven states. Mr. Kidd is also a co-owner of RandMark, LLC, a privately-held company. Mr. Kidd served as Chief Financial Officer of Access Plans USA, Inc. (formerly Precis, Inc.), a publicly-held company, from August 1999 until January 2002 and as a director from January 2000 until February 2002. He also served as President, Chief Operating Officer, Secretary and a Director of Foresight, Inc. a wholly-owned subsidiary of Access Plans USA, Inc. from February 1999 until January 2002. Mr. Kidd served as President of Paceco Financial Services, Inc., a privately-held regulated savings company, from March 1998 until December 2000. Mr. Kidd is a Certified Public Accountant and holds a B.B.A. in accounting from Southern Methodist University.

J. French Hill	Mr. Hill (age 53) has served as one of our Directors since April 1, 2009. Mr. Hill served on the Board of Directors of Access Plans USA, Inc. from January 2003 until April 2009 and was named as its Chairman of the Board of Directors on August 20, 2007. In 1999, Mr. Hill founded Delta Trust & Banking Corp., a privately held banking, trust and investment brokerage company headquartered in Little Rock, Arkansas, following a six year career with Arkansas’ largest publicly traded holding company, First Commercial Corp. First Commercial was sold in 1998 to Regions Financial Corp. (RF). As an executive officer of First Commercial, Mr. Hill was chairman of the bank holding company’s trust division and its investment brokerage dealer subsidiary from 1995 until 1998. He also oversaw a number of other staff functions in the company from 1993 through 1998 including human resources, executive compensation, bank compliance, credit review and strategic planning. During the last five years he has served as a member of the Board of Directors of Delta Trust & Banking Corp. and its affiliates (1999 to present), Research Solutions LLC, a privately held company in the clinical trials business (1999 to 2008), and Syair Designs LLC, a privately held company in the aircraft lighting systems business (2000-2003). From May 1989 through January 1993, Mr. Hill was a senior economic policy official in the George H. W. Bush Administration on the staff of the White House and as deputy assistant secretary of the U.S. Treasury. Mr. Hill graduated magna cum laude in economics from Vanderbilt University.

Russell Cleveland	Mr. Cleveland (age 71) has served as one of our Directors since April 1, 2009. Mr. Cleveland was a director of Access Plans USA, Inc. from September 2005 until April 2009. He is the Founder, President, and Chief Executive Officer of Renn Capital Group, Inc., a privately held investment management company. He has held these positions since 1972. Mr. Cleveland has 40 years experience in the investment business, of which 31 years has been spent as a portfolio manager specializing in the investment of common stocks and convertibles of small private and publicly traded companies. A graduate of Wharton School of Business, Mr. Cleveland has served as President of the Dallas Association of Investment Analysts and, during the course of his career, has served on numerous boards of directors of public and private companies. Mr. Cleveland currently serves on the Boards of Directors of Renaissance III, RUSGIT, Cover-All Technologies, Inc., CaminoSoft Corp., Digital Recorders, Inc., Integrated Security Systems, Inc. and BPO, Inc., all of which are publicly traded companies.

Action 2 — Ratification of Appointment of Independent Registered Public Accounting Firm
Seven holders of 11,802,806 shares of our common stock, representing 59.7% of the shares of our common stock entitled to vote on the record date, will execute a written consent in lieu of an annual meeting ratifying the appointment of Eide Bailly LLP, as our independent registered public. That consent and the ratification will be effective on or following August 30, 2010, but not earlier than the 21st business day following distribution of this information statement to our shareholders.
ADDITIONAL INFORMATION
MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
Our Board of Directors has three standing committees: the Audit Committee, the Stock Option and Compensation Committee, and Nominating and Governance Committee.
Audit Committee
The Audit Committee of the Board of Directors that is currently comprised of Messrs. Gerdes, Simonelli, and Kidd, oversees our accounting and reporting processes and the audits of our financial statements.
Each of Messrs. Gerdes, Simonelli, and Kidd is “independent” as defined in Rule 6320A of the Financial Industry Regulatory Authority. Furthermore, our Board of Directors has determined that each of Messrs. Gerdes and Kidd qualify as an audit committee financial expert as defined in Item 401(h)(2) of Regulation S-K. The Report of the Audit Committee appears below. The Audit Committee Charter is posted in the Investors Relations section of our website, www.accessplans.com. The Audit Committee reviews and reassesses the adequacy of its charter on an annual basis. The Audit Committee held four meetings during the fiscal year ended September 30, 2009.

Members of the Audit Committee:	Larry G. Gerdes
John Simonelli
Mark R. Kidd
Stock Option and Compensation Committee
The Stock Option and Compensation Committee (the “Compensation Committee”) that is comprised of Messrs. Gerdes, Simonelli, Kidd, Hill and Cleveland acts as administrator of our stock option plan and makes recommendations concerning the establishment of additional employee benefit plans and compensation of our executive officers and directors. Each member of the Compensation Committee is “independent” as defined in Rule 6320A of the Financial Industry Regulatory Authority. The Report of the Compensation Committee appears below. The Stock Option and Compensation Committee Charter is posted in the Investors section of our website, www.accessplans.com. The Compensation Committee held two meetings during the fiscal year ended September 30, 2009.

Members of the Compensation Committee:	Larry G. Gerdes
John Simonelli
Mark R. Kidd
J. French Hill
Russell Cleveland

Nominating and Governance Committee
The Nominating and Corporate Governance Committee (a) monitors and oversees matters of corporate governance, including the evaluation of the performance and processes and the “independence” of directors of our Board of Directors, and (b) selects, evaluates and recommends to the Board qualified candidates for election or appointment to our Board. This Committee consists is of Messrs. Simonelli, Hill and Cleveland, each being “independent” as defined in Rule 6320A of the Financial Industry Regulatory Authority. The Nominating and Governance Committee Charter is posted in the Investors section of our website, www.accessplans.com. Because this Committee was recently chartered and formed, it has not previously met. The nominee directors were nominated by our Board of Directors prior to formation of the Nominating and Governance Committee.

Members of the Nominating and Corporate Governance Committee:	John Simonelli
J. French Hill
Russell Cleveland
Shareholder Nominations for Directors
A shareholder desiring to recommend a candidate for election to our Board of Directors at our schedule February 1, 2011 annual shareholders meeting at which one or more directors will be elected must submit a written proposal of his, her or its recommendation of the candidate to our Corporate Secretary at our principal executive offices at 900 36th Avenue, Suite 105, Norman, Oklahoma 73072. The proposal must be received at our principal executive office on or before September 30, 2011. We have established February 1, 2011 as the meeting date for our 2011 annual shareholders meeting. In the event this date changes, we will report the change in our next Quarterly Report on Form 10-Q. The shareholder proposal must comply with Rule 14a-8 of the U.S. Securities and Exchange Commission. The proposal must provide set forth certain information concerning the proposing shareholder and the nominee, including the nominee’s name and address, a representation that the proposing shareholder is entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice, a description of all arrangements or understandings between the proposing shareholder and the nominee and any other person pursuant to which the nomination is to be made by the proposing shareholder, the other information that would be required to be included in a proxy statement soliciting proxies for the election of the nominee and the consent of the nominee to serve as a director if elected. The nomination of any person not made in compliance with the foregoing procedure may not be recognized by our Board of Directors or Nominating and Governance Committee.
In considering individuals for nomination as directors, our Board typically solicits recommendations from our current directors and may engage third-party advisors to assist in the identification and evaluation of candidates, as deemed necessary. The Board has not established specific minimum qualities or skills that the Board believes are necessary for one or more directors to possess. Instead, in evaluating potential candidates and incumbent directors for reelection, the Board considers numerous factors, including judgment, skill, independence, integrity, experience with business and other organizations of comparable size, the interplay of the candidate’s experience with other board members, experience as an officer or director of another publicly-held company, understanding of management trends in general or in our industry, expertise in financial accounting and corporate finance, ability to bring diversity to the member group, community or civic service, knowledge or expertise not currently on the Board, shareholder perception, and to the extent that the candidate would be a desirable addition to the Board and any committee of the Board. No particular weight is given to one factor over another on a general basis, but rather the factors are weighted in relationship to the perceived needs of our Board at the time of nominee selection. Our Board will evaluate candidates recommended or properly proposed by our shareholders on the same basis as our Board evaluates other candidates.
Meetings
The Board of Directors held five meetings during the fiscal year ended September 30, 2009. During the fiscal year ended September 30, 2009, each Director attended more than 75% of the total number of meetings of the Board of Directors and committees on which he served.

COMMUNICATIONS WITH THE BOARD
While the Board of Directors does not have a formal process for shareholders to send communications to the Board of Directors, each member of the Board of Directors is receptive to receiving communications from our shareholders. Shareholders may send communications to the attention of any Director at our office address.
CODE OF BUSINESS CONDUCT AND ETHICS POLICY
Our Board of Directors adopted a Code of Business Conduct and Ethics Policy (the “Code of Ethics”) on November 1, 2004. The Code of Ethics applies to our directors, officers and employees and must be acknowledged in writing by our Chief Executive Officer and Chief Financial Officer. The Code of Ethics is posted in the Investors Relations section of our website, www.accessplans.com.
REPORT OF THE AUDIT COMMITTEE
December 28, 2009
With the recommendation and approval of the Audit Committee of the Board of Directors, effective October 1, 2008, we engaged the firm of Eide Bailly LLP to be our independent registered public accountants of our financial statements for the 2009 fiscal year.
On August 1, 2008, Murrell, Hall, McIntosh & Co. PLLP (“MHM”) resigned as our independent registered public accounting firm. MHM had entered previously into an agreement with Eide Bailly LLP, pursuant to which Eide Bailly LLP acquired the operations of MHM, and certain of the professional staff and shareholders of MHM joined Eide Bailly LLP either as employees or partners and will continue to practice as members of Eide Bailly LLP. Effective August 18, 2008, through and with the approval of our Audit Committee, we engaged Eide Bailly LLP as our independent registered public accounting firm.
We have reviewed and discussed with management our audited financial statements as of and for the fiscal year ended September 30, 2009 included in our Annual Report on Form 10-K.
We discussed with Eide Bailly LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, we have received and reviewed the written disclosures and the letter from Eide Bailly LLP required by Independence Standards Board, Standard No. 1, Independence Discussions with Audit Committees, and discussed with Eide Bailly LLP its independence.
Based on the reviews and discussions referred to above, on December 28, 2009 we recommended to the Board of Directors that the financial statements referred to above be included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended September 30, 2009.
Prior to the start of each annual audit for the years ended September 30, 2009 and 2008, the Audit Committee reviewed and pre-approved the fee estimates of Eide Bailly LLP for fiscal 2009 and 2008 for providing the audit, audit-related, and all other services described below. In addition, the Audit Committee reviewed and pre-approved management’s budget for audit, audit-related, and all other fees related to Eide Bailly LLP in conjunction with its review of our business plan and related operating budgets for the years ended September 30, 2009 and 2008. In addition to the review and pre-approval processes described above, in 2009 and beyond, as provided for in the Audit Committee Charter referred to below, the Committee pre-approved and intends to continue pre-approving all audit and non-audit services to be provided by the independent auditors by delegating to the Chairman of the Audit Committee the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that each approval be presented to the Audit Committee at its next scheduled meeting.
The Audit Committee has considered whether the provision of the services described under the captions “Audit-Related Fees” and “All Other Fees” by Eide Bailly LLP are compatible with maintaining the principal accountant’s independence and determined that the independence of Eide Bailly LLP was not and is not impaired by the provision of said services.

Audit Fees
The aggregate fees billed by Eide Bailly LLP for professional services rendered for our audit for the year ended September 30, 2009 were $124,784. The aggregate fees billed by Eide Bailly LLP and Murrell, Hall, McIntosh & Co., PLLP (MHM) for professional services rendered for our audit for the year ended September 30, 2008 were $69,585 and $21,500, respectively. No person or firm other than Eide Bailly LLP or MHM performed audit related services for us in fiscal year 2009 or 2008.
Tax Fees
The aggregate fees billed by Dunn & Stone for professional services rendered in conjunction with federal, state and local income tax return preparation in 2009 were $10,747. The aggregate fees billed by Eide Bailly LLP and MHM for professional services rendered in conjunction with federal, state and local income tax return preparation in 2008 were $23,300.
All Other Fees
The aggregate fees billed by Eide Bailly LLP for all other fees were $46,298 for professional services rendered on our behalf for the year ended September 30, 2009. No other professional fees were billed by Eide Bailly LLP to us for the year ended September 30, 2009.
The foregoing report of the Audit Committee is not incorporated by reference in any previous or future reports or other filings by us with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the report or filing by reference in the applicable report or filing.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of June 22, 2010 certain information with respect to all shareholders known to us to beneficially own more than 5% of our Common stock, and information with respect to our common stock beneficially owned by each of our directors nominee directors, executive officers included in the Summary Compensation Table set forth under the caption “Executive Compensation,” and our directors and executive officers as a group. Except as otherwise indicated by footnote, the persons listed in the table have sole voting and investment powers with respect to the common stock beneficially owned by them. For purposes of the following table, the number of shares and percent of ownership of our outstanding common stock that the named person beneficially owns includes shares of our common stock that the named person has the right to acquire within 60 days of the above-referenced date pursuant to exercise of stock options and other types of purchase rights and are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the number of shares beneficially owned and percent of outstanding common stock of any other named person.

	Common Stock Beneficial Ownership
	Shares	Rights		Percent of
	Beneficially	to	Total	Shares
Name (and Address) of Beneficial Owner	Owned(1)	Acquire	Shares	(1)(2)

Danny C. Wright(3)	3,994,900	—	3,994,900	20.2%
900 36th Avenue, NW Norman, Oklahoma 73072

Brett Wimberley(4)	3,966,327	—	3,966,327	20.1%
900 36th Avenue, NW Norman, Oklahoma 73072

Susan Matthews(5)	1,990,000	—	1,990,000	10.1%
900 36th Avenue, NW Norman, Oklahoma 73072

RENN Capital(6)	1,851,579	18,387	1,869,966	9.5%
4929 West Royal Lane, Suite 200 Irving, Texas 75063

Russell Cleveland(6)	1,851,579	18,387	1,869,966	9.5%

Larry G. Gerdes(8)	181,165	145,000	326,165	1.6%

Mark Kidd(9)	5,000	10,000	15,000	* *%

John Simonelli(9)	6,007	85,000	91,007	0.5%

J. French Hill(9)	15,000	26,839	41,839	0.2%

Rita W. McKeown(7)	—	26,999	26,999	0.1%

David Huguelet(10)	60,920	4,500	65,420	0.3%

Bradley W. Denison(11)	61,500	7,500	69,000	0.3%

Executive Officers and Directors as a group (11 individuals)	12,132,398	324,225	12,456,623	63.0%

(1)	Shares not outstanding but deemed beneficially owned by virtue of the right of a person or members of a group to acquire them within 60 days are treated as outstanding for determining the amount and percentage of common stock owned by such person. To our knowledge, each named person has sole voting and sole investment power with respect to the shares shown except as noted, subject to community property laws, where applicable.

(2)	Rounded to the nearest one-tenth of one percent, based upon 19,777,304 shares of common stock outstanding.

(3)	Mr. Wright is our Chairman of Board of Directors and Chief Executive Officer.

(4)	Mr. Wimberley is one of our directors and our President, Chief Financial Officer and Chief Operating Officer.

(5)	Ms. Matthews is President of our subsidiary, Benefit Marketing Solutions, LLC.

(6)	The beneficial shares owned are held of record by Global Special Opportunities Trust PLC (268,997 shares), RENN Global Entrepreneurs Fund, Inc. (formerly Renaissance Capital Growth & Income Fund III, Inc.) (369,436 shares), Premier RENN Entrepreneurial Fund Limited (formerly Premier RENN US Emerging Growth Fund Limited) (417,306 shares), Renaissance US Growth Investment Trust PLC (795,840 shares), each of which is an investment fund managed by RENN Capital Group, Inc. Mr. Cleveland controls RENN Capital Group, Inc. and is also deemed to be the beneficial owner of those common stock shares. Mr. Cleveland serves as one of our Directors.

(7)	Ms. McKeown served as our Chief Financial Officer until February 11, 2010 and now serves as our Chief Accounting Officer and Treasurer.

(8)	The number of shares and the percent includes 166,666 shares held by Gerdes Huff Investments of which Mr. Gerdes is a general partner and 9,999 shares held by Gerdes Family Partnership of which M. Gerdes is a general partner.

(9)	The named individual is one of our directors.

(10)	Mr. Huguelet is President, Retail Division.

(11)	Mr. Denison is Executive Vice President, General Counsel and Secretary.

EXECUTIVE OFFICERS
Set forth below is certain information with respect to our executive officers. Executive officers are elected by our Board of Directors and each serves at the discretion of the Board.

Name	Age	Position Held
Danny C. Wright	59	Chairman of the Board of Directors and Chief Executive Officer
Brett Wimberley	47	Director, President, Chief Financial Officer and Chief Operating Officer
Rita W. McKeown	57	Chief Accounting Officer and Treasurer
Susan Matthews	52	President, Benefit Marketing Solutions, LLC (a subsidiary)
Bradley W. Denison	49	Executive Vice President, General Counsel, and Secretary
David Huguelet	51	President, Retail Plans Division
Set forth below is background information of our executive officers and directors. The background of our executive officers that are also nominee directors is contained in “Action 1 — Election of Directors,” above.
Rita W. McKeown began serving as our Chief Accounting Officer in 2010 and served as Chief Financial Officer from September 2000 until February 11, 2010. From 1994 to 1999, Ms. McKeown served as director of finance of Transcend Services, Inc., an Atlanta Georgia healthcare company specializing in patient information management solutions for hospitals and other associated healthcare providers. From 1991 to 1994, Ms. McKeown served as director of accounting of Premier Anesthesia, Inc. From 1981 to 1991, Ms. McKeown held multiple senior accounting positions with HBO & Co in Atlanta. Ms. McKeown is a Certified Public Accountant and received her BBA from Kennesaw State University in Kennesaw, Georgia.
Susan Matthews has served as President of Benefit Marketing Solutions, a subsidiary of the Company, since September 2009 and served as Executive Vice President of Sales & Marketing for our subsidiary Benefit Marketing Solutions since January 2003. From 2000 to 2003, she co-founded Club Source Group, a company formed to market club programs to various industries. Ms. Matthews served as Marketing Director for Foresight, Inc. from 1989 until it was sold in 1999. From 1984 to 1999 she served in various capacities with United Bank Services and Steve Owens & Associates marketing club programs to financial institutions. Ms. Matthews received her BBA from the University of Oklahoma.
Bradley W. Denison joined Benefit Marketing Solutions (BMS) in early 2006 as its General Counsel. Mr. Denison was previously employed by Rent-A-Center, Inc. from 1991-2001 and served as its Senior Vice President and General Counsel from 1998 through 2001. Prior to his employment at Rent-A-Center, Mr. Denison worked extensively in insurance and litigation in private law practice from 1985 through 1991. Prior to his employment with BMS, Mr. Denison was involved in consulting and operating retail businesses. Mr. Denison has a B.S. Business Administration and a Juris Doctorate from the University of Kansas.
David Huguelet has served as the President of the Retail Division since September 2009 and served as Senior Vice President of Business Development since January 2005. From 2003 to 2004 he was a Director of New Business Development for Aon Innovative Solutions, a major provider of extended service contracts to retailers. Mr. Huguelet served as Vice President of Lyndon Insurance Group, a subsidiary of Protective Life, from 2001 to 2003. From 1989 to 2001, Mr. Huguelet served in various capacities, including Business Board Chairman, with American Bankers Insurance Group, now Assurant. From 1984 to 1989, Mr. Huguelet served in various capacities with Household Finance, now HSBC. Mr. Huguelet holds a Bachelor of Science in Business Administration from the University of North Carolina at Greensboro, an MBA from Barry University, a CLU designation and a CPCU designation.

COMPENSATION DISCUSSION AND ANALYSIS
Overall Philosophy
Our Executive Compensation program is designed to attract, motivate and retain qualified executives, reward outstanding performance and results and align management’s incentives with the interests of our shareholders. We believe that our Executive Officers should be motivated by our performance as well as their individual performance.
To accomplish these objectives, our executive compensation program includes three underlying components: base salary, short-term cash incentives and long-term equity-based incentives. The following sections describe the process of setting executive compensation, the compensation elements, how these elements are determined, why we choose to pay each element and how each element relates to our overall compensation philosophy.
Base Salary Program
Our base salary program is based on a philosophy of providing base pay levels that are competitive with similarly situated companies in the healthcare industry. We periodically review our executive pay levels to assure consistencies with the external market. Annual salary adjustments are based on several factors including the general level of market salary increases, individual performance and long-term value to us, competitive base salary levels and our overall financial and operating results.
Long-Term Incentives
Long-term incentives consist of equity-based compensation including awards of stock options and restricted stock that vest over a period of time. We believe this vesting period motivates our executive officers to focus their efforts on our long-term goals and aligns the executives’ interests with those of our shareholders because the ultimate value of the equity-based compensation is linked directly to the price of our stock.
We rely primarily on stock options to provide long-term incentive compensation because of the favorable tax treatment of stock options to employees. Stock options typically have a 10-year term before expiration and are generally exercisable 33% per year on the grant date anniversary. Executives must be employed by us at the time of vesting in order to exercise the options. The exercise price of the options is based on the closing stock price on the date of grant.
Employment Contracts and Termination of Employment, and Change-in-Control Arrangements
In conjunction with our merger-acquisition of BMS Holding Company, we entered into employment agreements with Danny C. Wright, Brett Wimberley and Susan Matthews on March 1, 2007.
Pursuant to the employment agreement with Danny C. Wright, he agreed to serve as the President and Chief Executive Officer of our subsidiary, AHC — Benefit Marketing Acquisition, Inc. The term of the agreement commenced on March 1, 1007 and continues through February 28, 2010. The term of the agreement will automatically be extended for additional one-year terms, unless either notice of termination is given not less than to the other on or before December 1 in the year of termination, commencing March 1, 2010. We agreed to pay to Mr. Wright a base annualized salary of $200,000. In addition to the base salary, Mr. Wright is eligible to be considered for annual bonuses to be determined by our Board of Directors. On May 28, 2010 Mr. Wright’s employment agreement was amended effective May 1, 2010 increasing his salary to $325,000 annually.
Pursuant to the employment agreement with Brett Wimberley, he agreed to serve as the Chief Operating Officer of our subsidiary, AHC — Benefit Marketing Acquisition, Inc. The term of the agreement commenced on March 1, 1007 and continues through February 28, 2010. The term of the agreement will automatically be extended for additional one-year terms, unless either notice of termination is given not less than to the other on or before December 1 in the year of termination, commencing March 1, 2010. We agreed to pay to Mr. Wimberley a base annualized salary of $175,000. In addition to the base salary, Mr. Wimberley is eligible to be considered for annual bonuses to be determined by our Board of Directors. On May 28, 2010 Mr. Wimberley’s employment agreement was amended effective May 1, 2010 increasing his salary to $300,000 annually.

Pursuant to the employment agreement with Susan Matthews, she agreed to serve as the Executive Vice President of our subsidiary, AHC — Benefit Marketing Acquisition, Inc. The term of the agreement commenced on March 1, 1007 and continues through February 28, 2010. The term of the agreement will automatically be extended for additional one-year terms, unless either notice of termination is given not less than to the other on or before December 1 in the year of termination, commencing March 1, 2010. We agreed to pay to Ms. Matthews a base annualized salary of $175,000. In addition to the base salary, Ms. Matthews is eligible to be considered for annual bonuses to be determined by our Board of Directors.
We do not maintain any key-man insurance covering the death or disability of any of our executive officers.
Retirement Plans
We offer each employee, including our executive officers, the opportunity to participate in our 401(k) plan. Employees may contribute up to the maximum allowed by the Internal Revenue Service. The Company may elect to match a portion of their contributions. Effective August 1, 2007, we began matching 50% of the first 6% of our employees’ compensation contributed to our 401(k) plan.
Perquisites
Other than the compensation elements described above, we do not provide any other benefits to our executive officers that would qualify as a perquisite for purposes of this Compensation Discussion and Analysis.
Equity Compensation Plan
For the benefit of our employees, directors and consultants, we have adopted two stock options plans, the 2009 Stock Option Plan and the 2000 Stock Option Plan.
The 2009 Stock Option Plan. For the benefit of our employees, directors and consultants we adopted the Alliance Healthcard, Inc. 2009 (Access Plans, Inc.) Equity Compensation Plan (“the 2009 Plan”). The 2009 Plan was established to create equity compensation incentives designed to motivate our directors and employees to put forth maximum effort toward our success and growth and enable our ability to attract and retain experienced individuals who by their position, ability and diligence are able to make important contributions to our success. The 2009 Plan provides for the grant of stock options, including incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)), restricted stock awards, performance units, performance bonuses and stock appreciation rights to our employees and the grant of nonqualified stock options, stock appreciation rights and restricted stock awards to non-employee directors, subject to the conditions of the 2009 Plan. The 2009 Plan is administered by our Stock Option and Compensation Committee. The number of shares of common stock authorized and reserved for issuance under the 2009 Plan is 2,550,000. The 2009 Plan was approved by our shareholders on December 4, 2009 and as of September, 30 2009 no incentive awards had been awarded.
The 2009 Plan consists of three separate plans, a Non-Executive Officer Participant Plan, an Executive Officer Participant Plan and a Non-Employee Director Participant Plan. Except for administration and the category of employees eligible to receive incentive awards, the terms of the Non-Executive Officer Participant Plan and the Executive Officer Participant Plan are identical. The Non-Employee Director Plan has other variations in terms and only permits the grant of nonqualified stock options and restricted stock awards. Each incentive award will be pursuant to a written award agreement. The 2009 Plan is designed to provide flexibility to meet our needs in a changing and competitive environment while minimizing dilution to our shareholders. We do not intend to use all incentive elements of the 2009 Plan at all times for each participant but will selectively grant the incentive awards and rights to achieve long-term goals.

Our Board of Directors approved and adopted the Access Plans, Inc. (Alliance HealthCard, Inc.) 2009 Plan on October 13, 2009. The 2009 Plan became effective on December 4, 2009 and has a term ending October 30, 2019 during which incentive awards may be granted; the 2009 Plan will continue in effect until all matters relating to the payment of incentive awards and administration are settled.
The 2000 Stock Option Plan. The 2000 Stock Option Plan (“the 2000 Plan”), terminated on December 4, 2009. Prior to termination this plan provided for the issuance of options intended to qualify as incentive stock options for federal income tax purposes as well as option that do not qualify as incentive stock options, to our employees and non-employees, including employees who also serve as our directors. Qualification of the grant of options under the 2000 Plan as incentive stock options for federal income tax purposes is not a condition of the grant and failure to so qualify does not affect the ability to exercise the stock options. The number of shares of common stock authorized and reserved for issuance under the 2000 Plan is 2,806,691. As of September 30, 2009, options exercisable for the purchase of 1,601,787 common stock shares had been granted under the 2000 Plan.
Our Stock Option and Compensation Committee administers and interprets the 2000 Plan (unless delegated to a committee) and has authority to grant options to all eligible participants and determine the types of options granted, the terms, restrictions and conditions of the options at the time of grant.
The exercise price of qualifying incentive stock options may not be less than the fair market value of our common stock on the date of grant of the option. The exercise price of options other than those qualifying as incentive stock options may be granted at less than the fair market value of common stock on the date of the grant. Upon the exercise of an option, the exercise price must be paid in full, in cash, in our common stock (at the fair market value thereof) or a combination thereof as permitted under the terms of the agreement evidencing the option. Options, qualifying as incentive stock options, are exercisable only by an optionee during the period ending three months after the optionee ceases to be our employee, a director or non-employee service provider. However, in the event of death or disability of the optionee, the incentive stock options are exercisable for one year following death or disability and in the event of the retirement of the optionee, the Board of Directors may designate an additional period for exercise. In any event options may not be exercised beyond the expiration date of the options. Options may be granted to our key management employees, directors, key professional employees or key professional non-employee service providers. Options granted non-employee directors and non-employee service providers do not qualify as incentive stock options. No option may be granted after December 31, 2010. Options are not transferable except by will or by the laws of descent and distribution.
Accounting and Tax Considerations
Our stock-based awards are accounted for under the provisions of FASB ASC Topic 718-Stock Compensation using the modified prospective method. Under the modified prospective method, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service or vesting period.
As part of its role, our Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals, unless the compensation is performance-based. We have no individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit.

REPORT OF THE STOCK OPTION AND COMPENSATION COMMITTEE
December 29, 2009
We have reviewed and discussed the above Compensation Discussion and Analysis with management of Access Plans, Inc.
Based on that review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Annual Report on Form 10-K for the year ended September 30, 2009 and in this information statement.
The Stock Option and Compensation Committee
Larry G. Gerdes, Chairman
John Simonelli
Mark R. Kidd
EXECUTIVE COMPENSATION
The following table sets forth the cash and non-cash compensation of the individuals that served as our Chief Executive Officer and Chief Financial Officer paid or accrued during the years ended September 30, 2009, 2008 and 2007 and our three other most highly compensated executive officers that were serving at September 30, 2009.
SUMMARY COMPENSATION TABLE

				Option	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(1)	Compensation	Total
Danny C. Wright	2009	$200,000	$—	$—	$—	$200,000
Chairman and Chief Executive Officer	2008	$200,000	$—	$—	$—	$200,000
	2007	$180,358	$—	$—	$—	$180,358

Brett Wimberley	2009	$175,000	$—	$—	$—	$175,000
Director, President, Chief Financial Officer(2)	2008	$175,000	$—	$—	$—	$175,000
and Chief Operating Officer	2007	$118,817	$—	$—	$—	$118,817

Bradley W. Denison	2009	$250,000	$10,400	$—	$—	$260,400
Executive Vice President, General Counsel and	2008	$250,000	$10,400	$6,096	$—	$266,496
Secretary	2007	$205,743	$4,800	$—	$—	$210,543

Rita W. McKeown	2009	$100,671	$9,000	$—	$—	$109,671
Chief Accounting Officer (3)	2008	$94,000	$5,000	$—	$—	$99,000
and Treasurer	2007	$87,833	$—	$11,500	$—	$99,333

Susan Matthews	2009	$175,000	$—	$—	$—	$175,000
President Benefit Marketing Solutions	2008	$175,000	$—	$—	$—	$175,000
	2007	$118,792	$—	$—	$—	$118,792

(1)	In accordance with the provisions of FASB ASC Topic 718-Stock Compensation, we measure stock based compensation expense using the modified prospective method. Under the modified prospective method, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period.

(2)	Brett Wimberley was appointed as our Chief Financial Officer on February 11, 2010.

(3)	Rita W. McKeown served as our Chief Financial Officer until February 11, 2010.

Outstanding Equity Awards at Fiscal Year-End
During the year ended September 30, 2009, no options were exercised for the purchase of our common stock by the executive officers named in the Summary Compensation Table, above. The following table sets forth information related to the number and value of options held by the named officers at September 30, 2009.
Outstanding Equity Awards at September 30, 2009

	Stock Option Awards
	Number of Common Stock		Option	Option
	Underlying Options		Exercise	Expiration
Name	Exercisable	Unexercisable	Price(1)	Date
Danny C. Wright	—	—	$—	N/A
Brett Wimberley	—	—	$—	N/A
Bradley Denison	5,000	2,500	$1.00	May 13, 2018
Rita McKeown	23,410	—	$0.83	October 1, 2009
	6,000	—	$1.00	October 1, 2010
	4,999	—	$1.01	May 26, 2014
	10,000	—	$1.15	February 15, 2017
Susan Matthews	—	—	$—	N/A

(1)	The closing sale price of our common stock as reported on the OTC Bulletin Board on September 30, 2009 was $1.00.
DIRECTOR COMPENSATION
In May 2010, we adopted a compensation policy for our independent or non-employee directors. This policy provides that the directors qualifying as independent or non-employee directors are entitled to receive stock grants of 10,000 common stock shares, annually, and $2,500 per calendar quarter. Prior to adoption of this compensation policy, beginning in May 2008, we adopted a compensation policy for our independent or non-employee directors that consisted of stock options exercisable for the purchase of 10,000 common stock shares upon initially becoming a member of the board of directors, thereafter annual options exercisable for the purchase of 5,000 common stock shares, and $1,000 per calendar quarter. Directors who are also our employees receive no additional compensation for serving as directors or on a board committee, unless special circumstances or assigned responsibilities support additional compensation, including negotiation of the terms of an asset or entity acquisition transaction. We reimburse our directors for travel and out-of-pocket expenses in connection with their attendance at meetings of our board and its committees.
During the fiscal year ended September 30, 2009, the members of our board of directors received the following compensation:
•	Messrs. Simonelli, Kidd and Gerdes each received a quarterly payment of $1,000 for each calendar quarter ended December 31, 2008, March 31, June 30 and September 30, 2009. Messrs. Cleveland and Hill each received a quarterly payment of $1,000 for each calendar quarter ended June 30 and September 30, 2009. Furthermore, Mr. Simonelli was paid an additional Director’s fee of $50,000 and was granted stock options exercisable for the purchase of 25,000 common stock shares for $0.70 per share pursuant to the 2000 Plan.

•	We reimbursed our directors members for travel and out of pocket expenses in connection with their attendance at board and committee meetings.

•	We granted stock options to the non-employee board members as follows:

Director Name	Options Granted
Russell Cleveland	10,000
J. French Hill	10,000

In the year ended September 30, 2009, the following directors received compensation in the following aggregate amounts:

	Fees Earned or	Option
Name	Paid in Cash	Awards (1)	Total
John Simonelli	$54,000	$6,006	$60,006
Mark R. Kidd	$4,000	$—	$4,000
Larry G. Gerdes	$4,000	$—	$4,000
J. French Hill	$2,000	$1,785	$3,785
Russell Cleveland	$2,000	$1,785	$3,785

(1)	In accordance with the provisions of FASB ASC Topic 718-Stock Compensation, we measure stock based compensation expense using the modified prospective method. Under the modified prospective method, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period. Because the stock options were fully vested on the date of grant, the related expense for these options was recorded on that date.
STOCK OPTION AND COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS
The Stock Option and Compensation Committee of the Board of Directors for the 2009 fiscal year was comprised of Larry Gerdes (Chairman), John Simonelli, and Mark R. Kidd. None of the members of the Stock Option and Compensation Committee served as one of our officers or employees during the fiscal year ended September 30, 2009. No interlocking relationship exists between members of our Board of Directors or Stock Option and Compensation Committee and members of the board of directors or compensation committee of any other company.
EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth as of September 30, 2009, information related to each category of equity compensation plan approved or not approved by our shareholders, including individual compensation arrangements with our non-employee directors. The equity compensation plans approved by our shareholders are our 2009 Stock Option Plan. All stock options and rights to acquire our equity securities are exercisable for or represent the right to purchase our common stock.
On October 13, 2009, our board of directors approved and adopted the Alliance HealthCard, Inc. 2009 Equity Compensation Plan. The 2009 Plan became effective on December 4, 2009 and on December 4, 2009 the 2000 Stock Option Plan was terminated.

Number of
	securities to be		Number of securities
	issued upon		remaining available for
	exercise of	Weighted-average	future issuance under
	outstanding	exercise price of	equity compensation plans
	options, warrants	outstanding options,	(excluding securities
Equity Compensation Plan	and rights	warrants and rights	reflected in column (a))

Alliance HealthCard, Inc. 2000 Stock Option Plan (Not approved by security holders)	1,601,787	$1.61	1,204,904

Total	1,601,787	$1.61	1,204,904	(1)

(1)	On December 4, 2009 our shareholders approved the adoption of the Alliance Healthcard, Inc. (Access Plans, Inc.) 2009 Equity Compensation Plan and we terminated the Alliance HealthCard, Inc. 2000 Stock Option Plan and no common stock shares remained available for issuance of stock options under the 2000 Plan. The 2009 Plan authorized the award of 2,550,000 common stock shares for future issuance as restricted stock awards and stock option awards.

There were 15,000 options issued in February 2010 under the 2009 Plan leaving 2,535,000 as the number of securities remaining available for future issuance under equity compensation plans.

Officer and Director Liability and Indemnification
As provided by the Oklahoma General Corporation Act, each of our directors and officers is not liable to us or our shareholders for any action taken as a director or officer, or any failure to take any action, if the director or officer performed his or her duties in compliance with the Oklahoma General Corporation Act. A director is required to discharge his or her duties as a director, including those duties as a member of a committee, or an officer in a manner he or she believes in good faith to be in our best interests and with the care that an ordinarily prudent person in a like position would exercise under similar circumstances. In discharging his or her duties, a director or officer is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by:
•	One or more of our officers or employees whom the director reasonably believes to be reliable and competent in the matters presented;

•	Legal counsel, public accountants, investment bankers, or other persons as to matters the director reasonably believes are within the person’s professional or expert competence; or

•	A committee of our Board of Directors of which he is not a member if the director reasonably believes the committee merits confidence.
However, neither a director nor an officer is entitled to rely on the forgoing if the director or officer has knowledge concerning the matter in question that makes reliance unwarranted.
The provisions of the Oklahoma General Corporation Act do not eliminate liability of a director or an executive officer for violations of federal securities laws, nor do they limit our and our shareholders’ rights, in appropriate circumstances, to seek equitable remedies including injunctive or other forms of non-monetary relief. These remedies may not be effective in all cases.
The Oklahoma General Corporation Act requires us to indemnify all of our directors, officers, employees and agents. Under these provisions, when an individual in his or her capacity as an officer or a director is made or threatened to be made a party to any suit or proceeding, the individual may be indemnified if he or she acted in good faith. These indemnification provisions are not exclusive of any other rights to which the individual may be entitled. Insofar as indemnification for liabilities arising under the Oklahoma General Corporation Act or otherwise may be permitted to its directors and officers, we have been advised that in the opinion of the United States Securities and Exchange Commission the indemnification is against public policy and is, therefore, unenforceable.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our Code of Business Conduct and Ethics Policy (“Code of Ethics”) addresses any conflicts of interests on the part of any employee that might cast doubt on an employee’s ability to act objectively when representing us. In addition to setting guidelines, the Code of Ethics provides that each potential conflict of interest will be reviewed and the final decision as to the existence of a conflict made by our Chief Executive Officer.

The following is a description of transactions we entered into with our officers, directors and shareholders that beneficially own more than 5% of our common stock during the years ended September 30, 2009 and 2008. These transactions will continue in effect and may result in conflicts of interest between us and these named persons. Although our officers and directors have fiduciary duties to us and our shareholders, there can be no assurance that conflicts of interest will always be resolved in our favor or in favor of our shareholders.
Office Space Leasing Arrangements
We lease space for our corporate offices and our Wholesale Plans division in Norman, Oklahoma under a lease that expires September 30, 2010. The total space consists of approximately 6,523 square feet. The lease agreement is with Southwest Brokers, Inc., a company owned by Brett Wimberley, one of our Directors and executive officers and greater than 5% shareholders.
In the event we are required to move from our current offices in Norman, Oklahoma, the terms and cost of occupancy may be substantially different than those under which that office space is currently occupied and the rental rate may be substantially greater.
Merger-Acquisition of BMS Holding Company
On February 28, 2007, we completed the merger-acquisition of BMS Holding Company, whose shareholders were Danny C. Wright, Brett Wimberley and Susan Matthews (the “BMS Shareholders”). In connection with this merger, three promissory notes were issued to the BMS Shareholders in the aggregate amount of $7,147,000. The notes are dated March 1, 2007 and bear interest at 1% per annum. The carrying amount of these notes for financial reporting purposes was discounted to $6,666,447 with an effective interest rate of 7% to adjust for the below market interest rate. Principal and accrued interest of the notes were due and payable in 12 consecutive quarterly installments commencing on May 15, 2007 and on each August 14, November 14, February 14 and May 15 of each year thereafter and in full on February 14, 2010, if not previously paid. Any payment of principal and interest was to be applied first to the payment of interest due on the outstanding principal sum and the balance was to be applied in reduction of principal sum. Notwithstanding the foregoing and any other provision in the notes, in the event that our consolidated earnings before interest, income taxes, depreciation and amortization, determined in accordance with generally accepted accounting principles for each of the fiscal years ending on September 30, 2007, 2008 and 2009 should be less (“Actual EBITDA”) than $4,200,000 (the “Targeted EBITDA”), then the principal amount of these notes were to be reduced by an amount equal to the percentage by which the Actual EBITDA for each applicable period falls short of the Targeted EBITDA and the adjusted principal balance of the notes would then be amortized over the remaining term of the notes in accordance with the foregoing payment terms and schedule.
In addition to the foregoing, after the consummation of the BMS Holdings merger, the principal amounts of these notes were to be reduced dollar-for-dollar by any loss incurred by BMS Insurance Agency, L.L.C., a BMS Holdings’ affiliate, resulting from contingent commissions being held by CAPIC pending receipt of a non-resident license from the Puerto Rico Department of Insurance. Any net proceeds of BMS Insurance Agency, L.L.C. attributable to pre-closing periods was to inure on a pro-rata basis to the benefit of the BMS Shareholders as holders of the notes. After any decrease or increase in the principal amount of the notes related to post-closing payments to or from CAPIC, the adjusted principal balance of these notes will be amortized over the remaining term of the notes in accordance with the foregoing payment terms. To comply with this provision, the principal of the notes was reduced by $247,073 as of September 30, 2007. The notes further provided that recovery of any net proceeds of BMS Insurance Agency, L.L.C. attributable to pre-closing periods would inure on a pro-rata basis to the benefit of the BMS Shareholders. As a result of the settlement agreement completed on March 13, 2008 with CAPIC, BMS Insurance Agency, L.L.C. received proceeds of $34,280 that resulted in a pro rata increase in the aggregate principal amounts of the notes.
Pursuant to discussions between the BMS Shareholders (as the holders of the notes) and our disinterested directors (and their approval), on January 10, 2008 the original notes were cancelled and replaced by new notes reflecting the unpaid principal balance, but modifying the measurement periods to defer by one year to the fiscal years ending September 30, 2008, September 30, 2009 and converted to quarterly reviews thereafter. Our disinterested directors concluded that these deferred periods more appropriately tie the payment obligations to our performance because the initial period did not reflect an entire 12-month period and also included several merger related one-time expenses. Several additional provisions were added to allow for adjustments of the principal amounts of the notes, if necessary. The new notes were issued in the aggregate principal amount of $5,113,177 representing the unpaid principal balances on the original notes on that date before the above described note adjustments.

Principal and interest payments made on these notes were $2,315,360 and $2,358,265, respectively for the years ended September 30, 2009 and 2008.
Pursuant to discussions between the note holders and our independent directors, on November 18, 2009 the disinterested directors accepted a proposal by the note holders for the notes to be paid off early at a 10% discount. Principal payments of $1,030,348 were made to the note holders on January 6, 2010 and the notes were deemed fully paid.
PROPOSALS BY SHAREHOLDERS
Proposals by shareholders intended to be presented at our 2011 annual meeting (to be held February 1, 2011) must be forwarded in writing and received at our principal executive offices no later than September 30, 2010 and directed to the attention of the Secretary for consideration for inclusion in our proxy statement for the annual meeting of shareholders to be held in 2011. Any shareholder proposal must comply in all respects with Rule 14a-8 of the U.S. Securities and Exchange Commission. In the event the September 30, 2011 deadline for presenting shareholder proposal is changed, the change will be reported in our quarterly report on Form 10-Q on in a current report on Form 8-K.
In connection with our annual meeting of shareholders to be held in 2011, if we do not receive notice of a matter or proposal to be considered by September 30, 2011, then the persons appointed by our Board of Directors to act as the proxies for that annual meeting (named in the form of proxy) will be allowed to use their discretionary voting authority with respect to any such matter or proposal at the annual meeting, if the matter or proposal is properly raised at the annual meeting and put to a shareholder vote.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10% of our outstanding common stock to file with the U.S. Securities and Exchange Commission reports of changes in ownership of our common stock held by them. Officers, Directors and greater than 10% shareholders are also required to furnish us with copies of all forms they file under this regulation.
The rules of the U.S. Securities and Exchange Commission require us to disclose late filings of stock transaction reports by our executive officers and directors. During the fiscal year ended September 30, 2009, to our knowledge, based solely on a review of the copies of the reports furnished to us and representations that no other reports were required, all Section 16(a) filing requirements applicable to our directors, officers and greater than 10% shareholders were complied with during the fiscal year ended September 30, 2009.
Although it is not our obligation to make filings pursuant to Section 16 of the Securities Exchange Act of 1934, we have adopted a policy requiring all Section 16 reporting persons to report to our Chief Financial Officer all trading activity in our common stock on the day of any trade to facilitate the timely filing of the reports of such trading activity with the U.S. Securities and Exchange Commission.

HOUSEHOLDING INFORMATION
Unless we have received contrary instructions, we may send a single copy of this notice and information statement to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if shareholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of our disclosure documents, the shareholders should follow these instructions:
If the shares are registered in the name of the shareholder, the shareholder should contact us at our offices at 900 36th Avenue, NW, Norman, Oklahoma 73072, to inform us of their request. If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.
WHERE YOU CAN FIND MORE INFORMATION
We file annual and quarterly reports and other reports and information with the U.S. Securities and Exchange Commission. These reports and other information can be inspected and copied at, and copies of these materials can be obtained at prescribed rates from, the Public Reference Section of the Securities and Exchange Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004. We distribute to our shareholders annual reports containing financial statements audited by our independent registered public accounting firm and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the U.S. Securities and Exchange Commission’s site on the Internet, located at http://www.sec.gov. We will provide without charge to you, upon written or oral request, a copy of the reports and other information filed with the U.S. Securities and Exchange Commission.
Any requests for copies of information, reports or other filings with the Securities and Exchange Commission should be directed to ACCESS Plans, Inc. at 900 36th Avenue, NW, Norman, Oklahoma 73072, Attention: Corporate Secretary or telephone: (405) 579-8525.
ANNUAL REPORT ON FORM 10-K
A copy of our Annual Report on Form 10-K (without exhibits) for the fiscal year ended September 30, 2009 accompanies this information statement. The exhibits to our Annual Report on Form 10-K for the fiscal year ended September 30, 2009, as filed with the U.S. Securities and Exchange Commission, are available to shareholders who make written request to our Corporate Secretary at 900 36th Avenue, NW, Norman, Oklahoma 73072. These documents may also be accessed from our website at www.accessplans.com.

BY ORDER OF THE BOARD OF DIRECTORS

DANNY C. WRIGHT
Chairman of the Board
Norman, Oklahoma
July 14, 2010